Exhibit 99.1

Contacts:
Medivation, Inc.	WCG	Astellas
Patrick Machado, Chief Business Officer	Nicole Foderaro	Jenny Keeney
(415) 829-4101	(415) 946-1058	847-317-5405

MEDIVATION AND ASTELLAS COMPLETE ENROLLMENT IN PHASE 3 AFFIRM TRIAL OF

MDV3100 IN ADVANCED PROSTATE CANCER

— Clinical development of MDV3100 also initiated in Japan —

San Francisco and Tokyo (November 29, 2010) — Medivation, Inc. (Nasdaq: MDVN) and Astellas Pharma Inc. today announced that patient enrollment was completed on November 15, 2010 in the Phase 3 AFFIRM study of the investigational drug MDV3100, a novel, triple-acting oral androgen receptor antagonist, in patients with advanced prostate cancer who have previously been treated with chemotherapy. The companies also announced that clinical development of MDV3100 in Japan has commenced, with the initiation of patient dosing in a Phase 1-2 clinical study.

“There has been a lot of positive news for advanced prostate cancer patients over this past year, and the completion of patient enrollment in AFFIRM is yet another significant achievement in the development of new therapies to treat this devastating disease,” said Lynn Seely, M.D., chief medical officer of Medivation.

“While AFFIRM is focused on patients with the most advanced stage of disease, earlier stage prostate cancer patients are also in need of new treatment options,” said Steve Ryder, MD, president, Astellas Pharma Global Development. “The first step in our expanded development of MDV3100 into earlier stage patients is our ongoing Phase 3 PREVAIL trial, in which we are studying advanced prostate cancer patients who are chemotherapy naïve. In addition, we and our partner Medivation plan to initiate two Phase 2 trials in earlier stage prostate cancer early next year.”

The randomized, double-blind, placebo-controlled Phase 3 AFFIRM study enrolled 1,199 patients. The trial is evaluating 160 mg/day of MDV3100 versus placebo. The primary endpoint is overall survival, and secondary endpoints include progression-free survival, safety and tolerability. The AFFIRM study is being conducted at sites in the United States, Canada, Europe, Australia, South America and South Africa.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize MDV3100. The companies are collaborating on a comprehensive development program that includes studies to develop MDV3100 for both early-stage and advanced prostate cancer. Subject to receipt of regulatory approval, the companies will jointly commercialize MDV3100 in the U.S. and Astellas will have responsibility for commercializing MDV3100 outside the U.S. Medivation received a $110 million up-front payment upon entering into the collaboration agreement, and is eligible to receive up to $335 million in development milestone payments, up to $320 million in commercial milestone payments, 50% of profits on sales in the U.S., and tiered, double-digit royalties on sales outside the U.S.

About MDV3100

MDV3100 is an investigational therapy in clinical development for advanced prostate cancer. In preclinical experiments published in Science in April 2009, the novel, triple-acting, oral androgen receptor antagonist provided more complete suppression of the androgen receptor pathway than bicalutamide, the most commonly used anti-androgen. MDV3100 slows growth and induces cell death in bicalutamide-resistant cancers via three complementary actions - MDV3100 blocks testosterone binding to the androgen receptor, impedes movement of the androgen receptor to the nucleus of prostate cancer cells (nuclear translocation) and inhibits binding to DNA. In the preclinical experiments published in Science, MDV3100 was superior to bicalutamide in each of these three actions.

About Prostate Cancer

Prostate cancer is the second most common non-skin cancer among men in the world and it is the sixth leading cause of cancer death among men worldwide. Patients whose prostate tumors have stopped responding to, or are growing despite the use of, active hormone treatment strategies are considered to have advanced prostate cancer. These patients have a poor prognosis and few treatment options.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Pfizer and Astellas, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer, mild-to-moderate Alzheimer’s disease and Huntington disease. For more information, please visit us at www.medivation.com.

About Astellas Pharma Inc.

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through provision of innovative and reliable pharmaceuticals. Astellas has approximately 16,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology & Infectious Diseases, Neuroscience, DM complications & Metabolic Diseases and Oncology. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com/en.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, the therapeutic and commercial potential of Medivation’s product candidates, the planned initiation of additional clinical trials and the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreement with Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas for the development of MDV3100, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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